FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2008

BOISE, Idaho, April 2, 2008 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for the company’s second quarter and first six months of fiscal 2008, which ended February 28, 2008. Despite continued significant declines in average sales prices for the company’s primary products, the company reported net sales of $1.4 billion for the second quarter of fiscal 2008 compared to net sales of $1.5 billion for the previous quarter. The company also generated cash flow from operations during the second quarter of fiscal 2008 of $282 million and ended the quarter with cash and investments of $1.9 billion. As a result of the company’s current market capitalization being below book value, the company was required under FASB Statement No. 142, “Goodwill and Other Intangible Assets,” to record a non-cash charge of $463 million in the second quarter of fiscal 2008 to write off all the carrying amount of goodwill previously recognized in the company’s memory segment. The goodwill write-off does not affect the company’s day-to-day business operations, cash balance or competitive position. Reflecting the goodwill charge, the company reported a net loss for the second quarter of $1.01 per diluted share. On a non-GAAP basis, without the effect of the charge, the company’s net loss for the second quarter would have been $0.41 per diluted share or $314 million. These results compare to a net loss of $262 million, or $0.34 per diluted share, for the first quarter of fiscal 2008.

The company’s net sales declined 11 percent in the second quarter of fiscal 2008 compared to the immediately preceding quarter primarily due to lower selling prices partially offset by increased production of memory products. Average selling prices for the company’s DRAM and NAND Flash memory products decreased 15 percent and 30 percent, respectively, in the second quarter compared to the first quarter. Comparing the second quarter to the same quarter of the previous fiscal year, average selling prices for the company’s DRAM and NAND Flash memory products decreased approximately 60 percent and 70 percent, respectively.

The company achieved second quarter reductions in cost of goods sold per megabit of approximately 15 percent and 25 percent for DRAM and NAND Flash memory products, respectively, compared to the first quarter of fiscal 2008. These reductions resulted from continuing advancements in our industry-leading process technology and increased output from our 300mm operations.

The company had capital expenditures of $693 million during the second quarter bringing the expenditures for the first six months to $1.6 billion. The company estimates capital expenditures aggregating between $2.5 billion and $3 billion for the 2008 fiscal year.  In the third quarter of fiscal 2008, TECH Semiconductor, a consolidated joint venture, entered into a $600 million credit facility to refinance its existing debt of $240 million and to finance future capital expenditures.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s Web site until April 2, 2009. A taped audio replay of the conference call will also be available at (706) 645-9291(conference number: 39996231) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on April 9, 2008.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 28,	Nov. 29,	Mar. 1,	Feb. 28,	Mar. 1,
	2008	2007	2007	2008	2007

Net sales	$1,359	$1,535	$1,427	$2,894	$2,957
Cost of goods sold (1)	1,402	1,530	1,070	2,932	2,158
Gross margin	(43)	5	357	(38)	799

Selling, general and administrative	120	112	153	232	333
Research and development	180	163	243	343	426
Goodwill impairment (2)	463	--	--	463	--
Restructure (3)	8	13	--	21	--
Other operating (income) expense (4)	(42)	(23)	(5)	(65)	(36)
Operating income (loss)	(772)	(260)	(34)	(1,032)	76

Interest income (expense), net	3	9	31	12	71
Other non-operating income (expense)	(6)	(1)	5	(7)	8
Income tax benefit (provision) (5)	4	(7)	(6)	(3)	(15)
Noncontrolling interests in net income	(6)	(3)	(48)	(9)	(77)
Net income (loss)	$(777)	$(262)	$(52)	$(1,039)	$63

Earnings (loss) per share:
Basic	$(1.01)	$(0.34)	$(0.07)	$(1.35)	$0.08
Diluted	(1.01)	(0.34)	(0.07)	(1.35)	0.08

Number of shares used in per share calculations:
Basic	772.4	771.9	768.7	772.2	767.9
Diluted	772.4	771.9	768.7	772.2	776.3

Reconciliation of GAAP to Non-GAAP Financial Measures (6)

Net income (loss):
On a GAAP basis	$(777)	$(262)	$(52)	$(1,039)	$63
Goodwill impairment	463	--	--	463	--
On a non-GAAP basis	$(314)	$(262)	$(52)	$(576)	$63

Diluted earnings (loss) per share:
On a GAAP basis	$(1.01)	$(0.34)	$(0.07)	$(1.35)	$0.08
Goodwill impairment	0.60	--	--	0.60	--
On a non-GAAP basis	$(0.41)	$(0.34)	$(0.07)	$(0.75)	$0.08

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Feb. 28,	Nov. 29,	Aug. 30,
	2008	2007	2007
Cash and short-term investments	$1,853	$2,031	$2,616
Receivables	894	1,067	994
Inventories (1)	1,449	1,443	1,532
Total current assets	4,304	4,652	5,234
Property, plant and equipment, net	8,634	8,576	8,279
Goodwill (2)	58	515	515
Total assets	13,785	14,498	14,818

Accounts payable and accrued expenses	1,299	1,317	1,385
Current portion of long-term debt	244	281	423
Total current liabilities	1,720	1,852	2,026
Long-term debt (7)	2,162	1,936	1,987
Noncontrolling interests in subsidiaries	2,808	2,760	2,607
Total shareholders’ equity	6,738	7,501	7,752

	Six Months Ended
	Feb. 28,	Mar. 1,
	2008	2007
Net cash provided by operating activities	$558	$716
Net cash used for investing activities	(925)	(1,195)
Net cash provided by (used for) financing activities	(117)	614

Depreciation and amortization	1,015	800
Expenditures for property, plant and equipment	(1,306)	(2,180)
Cash received from noncontrolling interests	192	647
Payments on equipment purchase contracts	(274)	(287)

Noncash equipment acquisitions on contracts payable and capital leases	297	667

(1)
The results for the second and first quarters of fiscal 2008 include charges of $15 million and $62 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products to their estimated fair market values.

(2)
In the second quarter of fiscal 2008, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the company performed a test to determine whether or not its goodwill was impaired. Based on the results of the test, the company wrote off all of the $463 million of goodwill associated with its Memory segment as of February 28, 2008. Final determination of the fair value of goodwill is expected to be completed in the third quarter of fiscal 2008 and any adjustments to reach the final amount will be included in that period.

(3)
Other operating (income) expense for the second quarter of fiscal 2008 includes gains of $47 million on disposals of semiconductor equipment. Other operating (income) expense for the first quarter of fiscal 2008 includes $38 million in receipts from the U.S. government in connection with anti-dumping tariffs, losses of $27 million from changes in currency exchange rates and gains of $10 million on disposals of semiconductor equipment. Other operating expense for the first six months of fiscal 2007 includes a gain of $30 million from the sale of certain intellectual property to Toshiba Corporation and $10 million from gains on disposals of semiconductor equipment.

(4)
In the fourth quarter of fiscal 2007, the company announced it was pursuing a number of initiatives to drive greater cost efficiencies and revenue growth across its operations. During the second and first quarters of fiscal 2008 and the fourth quarter of fiscal 2007, the company recorded restructure charges of $8 million, $13 million and $19 million, respectively, consisting primarily of employee severance and related costs resulting from a reduction in the company’s workforce. The first quarter charge also included a write-down of the carrying value of certain facilities to their estimated fair values. At the end of the second quarter of fiscal 2008, liabilities for unpaid portions of the restructure charge were $6 million.

(5)
Income taxes for fiscal 2008 and 2007 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in fiscal 2008 and 2007 were substantially offset by changes in the valuation allowance.

Effective at the beginning of the first quarter of fiscal 2008, the company adopted the provisions of FIN 48. In connection with the adoption of FIN 48, the company increased its liability and decreased retained earnings by $1 million for net unrecognized tax benefits at August 31, 2007. Due to certain foreign statutes of limitations which expired on December 31, 2007, the company recognized approximately $15 million of previously unrecognized tax benefits in the second quarter of fiscal 2008. The company does not expect to recognize any additional previously unrecognized tax benefits during fiscal 2008.

(6)
To supplement our consolidated financial statements presented on a GAAP basis, the company uses non-GAAP measures of net income and earnings per share, which are adjusted to exclude goodwill impairment charges. Management does not consider these charges in evaluating the core operational activities of the company.  In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the company’s operating results across different time periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures presented by the company may be different than the non-GAAP financial measures presented by other companies.

(7)
In the second quarter of fiscal 2008, the company’s TECH subsidiary borrowed $240 million against a credit facility at Singapore Interbank Offered Rate ("SIBOR") plus 2.5%, subject to customary covenants. On March 31, 2008, TECH entered into a new credit facility that enables it to borrow up to $600 million at SIBOR plus 2.5%, subject to customary covenants. Payments under the new facility are due in approximately equal installments over 13 quarters commencing in May 2009. Commencing in May 2009, the amount available under the credit facility declines quarterly through May 2012. The company has guaranteed approximately 73% of the outstanding facility, which will increase to 100% upon the occurrence of certain conditions.